Exhibit 10.8

                               PURCHASE AGREEMENT

     The parties hereto, St. George Metals, Inc., 125 NationsBank Center, Richmond, Virginia 86303, (hereinafter the "Seller") and Idaho Consolidated Metals Corporation, P.0. Box 1124, Lewiston, Idaho, (hereinafter the "Purchaser"), agree to the sale by Seller and the purchase by Buyer of the below referenced mining equipment and property on the following terms:

     1. Consideration. In consideration of the sum of $25,000 cash at closing paid by the Purchaser to the Seller, and Purchaser's commitment to deliver
75,000 shares of Purchaser's common stock to Seller at closing or as soon thereafter as possible, subject to approval by the Vancouver Stock Exchange as provided for in Section 12 below, the Seller grants to the Purchaser all of Seller's interest in the mill site, mining property and equipment known as the Dean Mine Mill Site in the Battle Mountain, Nevada area which is owned or leased by the Seller, whatever the same may be. A list and description of assets to be purchased is attached as Exhibit A and made a part hereof by reference.

     2. Closing Date.  Subject to satisfaction of the condition  provided for in
Section 6 below, this Purchase will close at 12 noon on October 15, 1996. If the approval provided for in Section 12 has not been received by the closing date, this transaction shall nevertheless be consummated, and Purchaser will deliver the shares of its stock to Seller as provided for in Section I above as soon as it is able to obtain the regulatory approval required under Section 12.

     3. Purchase Price. The total cash purchase price for this property is $75,000 which represented Seller's original offer of sale to Purchaser. Seller acknowledges that Purchaser has paid $50,000 of said price pursuant to the terms of an Option Agreement dated August 2, 1995 as extended. The balance of $25,000 will be paid in cash at closing together with a total of 75,000 shares of Purchaser's stock which will be authorized prior to closing and delivered to Seller at closing or as soon thereafter as Purchaser is able to obtain the approval of the Vancouver Stock Exchange.

     4. Warranties. All equipment and property shall be purchased in "as is" condition and Seller makes no warranties as to fitness for Purchaser's use.


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     5.  Special  Conditions.  Purchaser  will  assume all  liabilities  for the required reclamation and neutralization of existing cyanide at the Mill Site area and pay for the required transfer of all permits to Purchaser. Further this agreement, with respect to reclamation liabilities includes the Dean Mine property and various unpatented mining claims, (see Exhibit A). The Purchaser will assume all reclamation liabilities for the Dean Mine property and claims. Purchaser agrees to cooperate fully with Seller in Seller's efforts to obtain a release of the cash bond it has posted with the Nevada Department of Environmental Protection (NDEP) in the principal amount of $220,000 and the substitution in lieu thereof of Purchaser's arrangements satisfactory to NDEP.

     6. Obligations. Purchaser shall also assume any and all payment obligations commencing after the date of closing representing any payment due to Domingo A. Calzacorta. Purchaser is aware of the understandings between various persons and Domingo A. Calzacorta relating to the Dean Mine property and Purchaser has agreed to assume all obligations related thereto and to deal directly with Domingo A. Calzacorta by agreement collateral to this Purchase Agreement. This sale is contingent upon Purchaser entering into a satisfactory written agreement with Domingo A. Calzacorta relating to the lease of the Dean Mine property.

     7. Possession. Purchaser has the right of possession at closing of and to the property in Exhibit A attached hereto and made a part hereof by reference.

     8. Transfer Documents. The required documents of transfer including quitclaim deeds, bill of sale and any other required documents, including reclamation bond documentation, shall be prepared expeditiously by a mutually acceptable lawyer.

     9. Documentation. Any required Bulk Sales Affidavits or other U.C.C. documentation is waived between the parties.

     10. Notices. Any notices due or to be delivered hereunder shall be deemed to have been delivered when the same shall have been placed in the United States mails, with sufficient postage affixed, certified, return receipt requested, addressed to the other party at the address set forth above. No change of address of any party shall be binding



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upon or  effective  as to any other  party  until 15 days after  written  notice thereof shall have been delivered to the other party.

     11. Entire Agreement. This Agreement shall be construed in accordance with the laws of the State of Nevada except that all matters relating to unpatented mining claims shall be governed by applicable federal law and regulation. This Agreement constitutes the entire agreements between the parties. All other, prior or contemporaneous agreements or understandings between the parties are merged herein. No additions hereto or alterations hereof shall be binding upon either party until and unless a memorandum in writing expressing such action shall have been executed by both parties.

     12. Approval. The parties hereto understand that this Purchase Agreement is subject to approval of the Vancouver Stock Exchange which request will be submitted by Purchaser as soon as practical and prosecuted by Purchaser in good faith in order that such approval may be obtained as soon as possible.

     In witness whereof, the parties have signed and acknowledged this Purchase Agreement this 9th day of October, 1996.

                                   Seller:
                                   St. George Metals Inc.


                                   By: /s/ C.B. Robertson, III
                                       ----------------------------------------
                                       C.B. Robertson, III
                                       Chairman of the Board

                                   Purchaser:
                                   Idaho Consolidated Metals Corporation


                                   By: /s/ Del Steiner
                                       ----------------------------------------
                                       Del Steiner, President and CEO




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                                    Exhibit A

MERRILL-CROWE PLANT:

     Filter, (Autojet) U.S. Filter, Model 500/400, max temp. 250 degrees, 75 psi with 18 leaves.
     Nash CI-203 Vacuum Pump,  1750 RPM plus one spare pump.
     Baldor 15 HP Plant Pump, 3450 RPM Berkley pump B2ZPL.
     Baldor 15 HP Precipitation Pump w/Berkley B2ZPL Pump.

     BEF Model 25-06-0101 Zinc Dust Screw Feeder, Hilix Feeder, water level controller, 21"H x 21"L x 14"W, mixing cone 18" diameter x 30' high.
     Two Shriver Filter Presses, size 30, 32 frames 100 psi max.
     Barton Pneumatic Controller 335A
     Barton Pneumatic transmitter 274A
     Speed Air, model 3z922A, 3/4 HP, Air Compressor

     Steel Surge Tank, 8'x 7'
     Diotomaceous Earth Mixing Tank, 8'x 4'x 6'w/ Baldor 1 1/2 HP Motor Mixer, 850 RPM 1440 gal
     8'x 4'x 42" Mixing Tank w/Flo-bin stand
     Recirculation Tank: plastic 48' x 33" x 36' 325 gallons, Baldor 1 1/2 HP motor @ 3450 RPM. Grundos Pump, Type CR2- U4, Model 250, 1-1/2 HP, 300 psi

     Steel Deaeration Tower: 1000 gallon, 4'x 12'
     Merrill-Crowe building with installation of M-C
     Smelting Furnace with all necessary equipment.
     Miscellaneous Equipment:
          Pumps,  Classifier  (screw  type)
          18' Sweco Screen (may not be on site)
          Fences
     AA machine

     LAND:
          560 Acres MU Site Area
          Bateman Mill Site Claims (10) with Well

     All maps & flat files in old office in Battle Mountain, (F & H Mine Supply) 2 drafting tables
     Light table
     File Cabinets